                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a Party other than the Registrant /X/

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                 SEAFIELD CAPITAL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
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     (4) Date Filed:
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
                                     [LOGO]

                          SEAFIELD CAPITAL CORPORATION
                        2600 Grand Boulevard, Suite 500
                          Kansas City, Missouri 64108

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           To be held on May 14, 1997

                            ------------------------

    The Annual Meeting of Shareholders of Seafield Capital Corporation (the "Company") will be held on Wednesday, May 14, 1997, at 10:00 a.m., local time at the Westin Crown Center Hotel -- Shawnee Mission Room, located at One Pershing Road Kansas City, Missouri, for the following purposes:

    1. To elect four (4) directors, each to serve for a term of three (3) years;

    2. To ratify the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for the year ending December 31, 1997; and

    3. To transact such other business as may properly come before the meeting or any adjournment thereof.

    The Board of Directors of the Company has established April 4, 1997 as the record date for the meeting. Shareholders of record at the close of business on that day will be entitled to vote at the Annual Meeting and any adjournments thereof.

    You are cordially invited to attend this meeting. It is important that your stock be represented at the meeting. Even if you plan to attend the meeting, you are urged to complete, sign and return the enclosed proxy card as soon as possible to ensure that your shares will be represented at the meeting. If you attend the meeting, you may revoke your proxy by voting in person.

                                          By Order of the Board of Directors,
                                          [SIG]

                                          W. T. GRANT II
                                          CHAIRMAN OF THE BOARD

                                          [SIG]

                                          STEVEN K. FITZWATER
                                          SECRETARY

April 21, 1997

                          SEAFIELD CAPITAL CORPORATION
                        2600 Grand Boulevard, Suite 500
                          Kansas City, Missouri 64108

                            ------------------------

                                PROXY STATEMENT
                               ------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                           to be held on May 14, 1997

                            ------------------------

                                  INTRODUCTION

    This Proxy Statement is being furnished to the shareholders of Seafield Capital Corporation, a Missouri corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders of the Company to be held on Wednesday, May 14, 1997, and any adjournments thereof. The address of the principal executive offices of the Company is 2600 Grand Boulevard, Suite 500, Kansas City, Missouri 64108. The telephone number at that address is (816) 842-7000. The distribution to shareholders of this Proxy Statement, together with the accompanying proxy materials, will commence on or about April 21, 1997.

    At the Annual Meeting, shareholders will be asked to (i) elect four (4) directors, each to serve for a term of three (3) years, and (ii) ratify the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for the year ending December 31, 1997, all as set forth in the Proxy Statement.

                               VOTING AND PROXIES

    The Board of Directors of the Company has established April 4, 1997 as the record date for the meeting. Only shareholders of record at the close of business on the record date are entitled to notice of and to vote at the Annual Meeting, and any adjournments thereof. At the close of business on the record date, the Company had outstanding 6,489,103 shares of Common Stock, par value $1.00 per share ("Common Stock" or "Company Common Stock"). Each share of Company Common Stock outstanding on the record date is entitled to one vote except in the case of the election of directors wherein cumulative voting applies. The presence in person or by proxy of the holders of record of a majority of the shares of Company Common Stock entitled to a vote at the Annual Meeting shall constitute a quorum for the transaction of business at the meeting. Shares represented by a proxy which directs that the shares abstain from voting or that a vote be withheld on a matter shall be deemed to be represented at the Annual Meeting for quorum purposes.

    Shares of Common Stock may be voted cumulatively in the election of directors and directors are elected by plurality vote. See "ELECTION OF DIRECTORS." The affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting is required to ratify the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for 1997. For purposes of such ratification, shares represented by a proxy which directs that the shares abstain from voting shall be deemed voted AGAINST such ratification. Broker non-votes will have no effect upon the ratification of the appointment of the Company's independent auditor for 1997 and will not be counted as either FOR or AGAINST any other matter that may come before the Annual Meeting.

    All shares of Company Common Stock represented by a properly executed form of proxy received by the Board of Directors pursuant to this solicitation will be voted in accordance with the instructions, if any, given in such proxy. If a form of proxy is duly executed but does not specify the manner in which the shares should be voted on any matter or matters, the proxy will be voted for each of the nominees for director herein referred to (see "ELECTION OF DIRECTORS") and otherwise in accordance with the recommendations of the Company's Board of Directors as set forth herein. A proxy may be revoked at any time prior to the exercise thereof by a notice from the shareholder received in writing by the Secretary of the Company, by submission of a duly executed form of proxy bearing a later date, or by voting in person at the Annual Meeting.

    The entire cost of this proxy solicitation will be borne by the Company. The Company will make arrangements with brokerage firms, banks, nominees, fiduciaries and other custodians to supply proxy materials to beneficial owners of Company Common Stock and will reimburse them for their expenses in so doing. In addition to solicitation by mail, proxies may be solicited by the directors, officers and employees of the Company by personal interview, telegraph, telephone or additional mailings. Such directors, officers and employees will not be additionally compensated for such solicitation, but may be reimbursed for expenses in connection therewith.

                             ELECTION OF DIRECTORS

    The Board of Directors of the Company presently consists of ten directors and is divided into three classes, two having three and one having four directors. Proxies cannot be voted for a greater number of persons than those nominated. Generally, one class of directors is elected annually, with each director of that class elected for a term of three years.

    The Board of Directors has nominated for election as directors of the Company at the 1997 Annual Meeting four (4) nominees indicated below, each to serve as a director until the Annual Meeting in the year 2000 and until his successor is duly elected and qualified. All of the nominees presently are members of the Board of Directors. Each nominee has indicated his willingness to serve if elected and it is not anticipated that any nominee will become unavailable for election. In the event that any nominee should become unwilling or unable to serve as a director, it is intended that all duly executed proxies will be voted for the election of such other person, if any, as is designated by the Board of Directors. If no such person is designated as a replacement, the Board of Directors will make an appropriate reduction in the number of directors to be elected.

    Under Missouri law and the Company's Articles of Incorporation, shares may be voted cumulatively in the election of directors. Accordingly, a shareholder is entitled to four votes for each share owned, one for each director to be elected. A shareholder's votes may be cast equally among all nominees, may be cast in favor of a single nominee or may be distributed among two or more nominees.

    The enclosed form of proxy provides a method for shareholders to withhold authority to vote for any one or more of the nominees for director while granting authority to vote for the remaining nominees. The names of all nominees are listed on the proxy card. If you wish to grant authority to vote for all nominees, check the box marked "FOR." If you wish to withhold authority to vote for all nominees, check the box marked "WITHHELD." If you wish your shares to be voted for some nominees and not for one or more of the others, check the box marked "FOR" and indicate the name(s) of the nominee(s) for whom you are withholding the authority to vote by writing the name(s) on the blank provided immediately below the "FOR" box.

    Unless authority to vote for one or more nominees is withheld, all votes represented by a properly executed proxy will be cast equally among all of the nominees listed below. If authority to vote for one or more nominees is withheld, unless directions to the contrary are stated on the proxy card, votes represented by a properly executed proxy will be cast equally among the remaining nominees. Directors are elected by a plurality vote.

    The following table sets forth as to each nominee, and as to each director whose term continues after the 1997 Annual Meeting, such person's age, principal occupation and business experience during the last five years, positions and offices with the Company, certain other directorships held, involvement, if any, in certain legal proceedings and the year such person first became a director.

NOMINEES FOR TERMS TO EXPIRE IN 2000

                                          PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE AND           DIRECTOR
           NAME             AGE                   OTHER DIRECTORSHIPS HELD (1)                    SINCE (2)
--------------------------  ---  ---------------------------------------------------------------  ---------
W.T. Grant II (3)(4)        46   Chief Executive Officer of the Company; Chairman of the Board        1980
                                   since May 1993; President prior to May 1993. Since November
                                   1995, Mr. Grant has also served as President, Chairman of the
                                   Board and Chief Executive Officer of LabONE, Inc. Mr. Grant
                                   also is a director of AMC Entertainment Inc., Commerce
                                   Bancshares, Inc., Kansas City Power & Light Company, Response
                                   Oncology, Inc. and SLH Corporation.

P. Anthony Jacobs (5)       55   President of the Company since May 1993 and Chief Operating          1987
                                   Officer since 1990; Executive Vice President prior to May
                                   1993. Mr. Jacobs also is a director of Trenwick Group, Inc.,
                                   LabONE, Inc., Response Oncology, Inc. and SLH Corporation.

David W. Kemper             46   Chairman of the Board since 1991, President and director since       1982
                                   1982 and Chief Executive Officer since 1986 of Commerce
                                   Bancshares, Inc. (bank holding company) and Chairman and
                                   Chief Executive Officer and director of Commerce Bank, N.A.
                                   (St. Louis). Mr. Kemper also is a director of Ralcorp Hold-
                                   ings, Inc., SLH Corporation, Wave Technologies International,
                                   Inc. and Tower Properties Company.

Dennis R. Stephen           46   Chief Operating Officer since 1994, and prior to that Vice           1993
                                   President -- Life Operations, of Tennessee Farmers Life
                                   Insurance Companies (insurance).


DIRECTORS WHOSE TERMS EXPIRE IN 1999

Lan C. Bentsen              49   Managing Partner of Remington Partners (Investments) since           1986
                                   1995; Chief Financial Officer of Contera Resources (oil and
                                   gas) since 1996; prior to its sale in 1995, Mr. Bentsen was
                                   Chairman and Chief Executive Officer of Sovereign National
                                   Management, Inc. (property management). Mr. Bentsen also is a director of SLH Corporation.

W. D. Grant (3)(4)          80   Consultant to the Company since August 1990; Chairman of the         1948
                                   Board until May 1993.Mr. Grant also is a director of LabONE,
                                   Inc., SLH Corporation and NationsBank, N.A. (Midwest), the
                                   successor to Boatmen's First National Bank of Kansas City.

John H. Robinson, Jr.       46   Managing Partner of Black & Veatch (design and construction).        1990
                                   Mr. Robinson also is a director of Commerce Bancshares, Inc.

                                          PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE AND           DIRECTOR
           NAME             AGE                   OTHER DIRECTORSHIPS HELD (1)                    SINCE (2)
--------------------------  ---  ---------------------------------------------------------------  ---------
DIRECTORS WHOSE TERMS EXPIRE IN 1998

John C. Gamble (3)          51   Managing Partner of the law firm of Allen, Matkins, Leck,            1989
                                   Gamble & Mallory, Irvine, California.

Michael E. Herman           55   Private investments since 1990 (partner Herman Family Trading        1991
                                   Company); President of Kansas City Royals Baseball Team
                                   (major league baseball) since 1993; Chairman of the Finance
                                   Committee of Ewing Marion Kauffman Foundation since 1990. Mr.
                                   Herman also is a director of Agouron Pharmaceuticals, Inc.,
                                   Cerner Corporation, Janus Capital Corporation, SLH
                                   Corporation, and NationsBank, N.A. (Midwest), the successor to Boatmen's First National Bank of Kansas City.

James R. Seward (5)         44   Executive Vice President of the Company since May 1993; Senior       1990
                                   Vice President from August 1990 to May 1993 and Chief
                                   Financial Officer since 1990. Mr. Seward also is a director of LabONE, Inc., Response Oncology, Inc. and SLH Corporation.

------------------------

(1) Unless otherwise indicated, each nominee or continuing director who is not an employee of the Company has held the position indicated as his principal occupation for at least the past five years, and each nominee and continuing director who is an officer of the Company has held his present position with the Company, as his principal occupation for at least the past five years. LabONE, Inc. and Response Oncology, Inc. are majority-owned subsidiaries of the Company.

(2) The year shown is the year during which the individual named first became a director of either the Company or its former subsidiary, Business Men's Assurance Company of America ("BMA").

(3) Mr. Gamble is the brother-in-law of W. T. Grant II and the son-in-law of W.
    D. Grant.

(4) W. T. Grant II is the son of W. D. Grant and the brother-in-law of Mr.
    Gamble.

(5) Since March 3, 1997, Messrs. Seward and Jacobs have served as Chairman of the Board and President/Chief Executive Officer, respectively, of SLH Corporation, a newly created company which holds certain real estate, energy, or miscellaneous assets and liabilities formerly owned by the Company.

BOARD MEETINGS AND ATTENDANCE

    During 1996, the Board of Directors held six meetings and took action by unanimous consent on five occasions. Except for Mr. Bentsen, each of the nominees and continuing directors attended at least 75% of the aggregate of all meetings of the Board of Directors and all committees thereof on which he served.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Company's business is under the general management of the Board of Directors. Under authority conveyed by the Company's Bylaws to create committees, the Board of Directors has established, among others, an Executive Committee, a Nominating and Compensation Committee and an Audit Committee. The members of each such committee are elected by a majority of the full Board of Directors.

    To the extent provided in the resolution authorizing its establishment and, except to the extent otherwise limited by law, the Executive Committee is empowered to exercise all authority of the Board of Directors in the management of the Company. The Executive Committee reports all actions taken to the full Board of Directors at its next meeting. The Executive Committee, which is elected by a majority of the whole Board of Directors, presently comprises W. T. Grant II, who is the chairman, John C. Gamble, W. D. Grant, P. Anthony Jacobs, David W. Kemper and James R. Seward. The Executive Committee did not meet in 1996.

    The Nominating and Compensation Committee establishes the compensation of senior management, approves salary increases for elected officers, administers the 1984 and 1989 Stock Option and Incentive Plans, monitors the administration of employee benefit plans and recommends appropriate changes thereto, and reviews supplementary pension and termination arrangements of highly-paid employees. It also considers, and recommends to the Board of Directors, candidates to serve as directors or consulting directors of the Company and persons to be designated as executive vice presidents or senior vice presidents of the Company. The Committee will consider suggestions of candidates for director made by a shareholder if submitted in writing by December 10th of the year next preceding an annual shareholders' meeting, accompanied by (a) appropriate biographical material, (b) a description of all arrangements or understandings between such shareholder and each nominee and any other person or persons pursuant to which the nomination or nominations are to be made by such shareholder, (c) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission ("SEC") for a person nominated by the Board of Directors and (d) the consent of each nominee to serve as a director of the Company, if elected. The Nominating and Compensation Committee presently comprises David W. Kemper, who is the chairman, Lan C. Bentsen, John C. Gamble, Michael E. Herman, John H. Robinson, Jr. and Dennis R. Stephen. The Nominating and Compensation Committee held two meetings in 1996.

    The Audit Committee meets periodically with management, the internal auditing staff and representatives of the Company's independent auditors to assure that appropriate audits of the Company's affairs are being conducted. In carrying out these responsibilities, the Audit Committee reviews the scope of the internal and external audit activities and the results of the annual audit. The Audit Committee is also responsible for recommending the public accounting firm to serve as independent auditors for each year. Both the independent auditors and the internal auditors have direct access to the Audit Committee to discuss the results of their examinations, the adequacy of internal accounting controls and the integrity of financial reporting. The Audit Committee comprises John H. Robinson, Jr., who is the chairman, and David W. Kemper. The Audit Committee held three meetings in 1996.

COMPENSATION OF DIRECTORS

    GENERAL. Each director who is not a regularly compensated employee of the Company ("Non-Employee Director") is paid a fee of $10,000 per annum for his services as a director, plus a fee of $750 for each Board of Directors meeting attended and, if a member of one or more committees, an additional fee of $500 (or $650 if such person is the chairman of the committee) for each committee meeting attended. Non-Employee Directors also are provided $400,000 business travel accident insurance coverage ($1,000,000 in the case of Mr. W. D. Grant, who is also a consultant to the Company) for all business travel and are reimbursed for expenses incurred in attending meetings. Non-Employee Directors receive stock option awards under the Company's 1991 Non-Employee Directors' Stock Option Plan upon becoming a director and are also entitled to participate in the Stock Purchase Plan.

    STOCK PURCHASE PLAN. The Seafield Capital Corporation Stock Purchase Plan is a stock purchase plan which is open to all current Non-Employee Directors of the Company who made a one-time irrevocable election to participate. Such persons contribute an amount equal to all or part of their directors' compensation, based upon such elections. In the case of any individual who first becomes a Non-Employee Director in the future, all director compensation would be contributed to the plan. Employees of the Company, and of participating Company subsidiaries, who are designated by the Chairman of the Board, may also participate by contributing the lesser of 2% of their salary or $30,000. The Company matches each participant's contribution at a rate of 50%. Company Common Stock is purchased on the open market each month and each participant receives as many shares as his contribution, plus the Company's matching contribution, will purchase. No employees presently are designated by the Chairman of the Board to participate and, accordingly, none of the individuals or members of the group identified in the Summary Compensation Table are presently eligible to participate in the Stock Purchase Plan. For 1996, matching Company contributions for participating Non-Employee Directors were as follows:

                                           MATCHING
                                           COMPANY
          NAME OF DIRECTOR              CONTRIBUTIONS
------------------------------------  ------------------
Lan C. Bentsen                            $    7,025
W. D. Grant                                    7,125
Michael E. Herman                              7,375
David W. Kemper                                7,900
John H. Robinson, Jr.                          8,350
Dennis R. Stephen                              3,688

    1991 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN ("1991 DIRECTORS'
PLAN"). Under the 1991 Directors' Plan, each Non-Employee Director of the Company is entitled to a one time grant of options to purchase 15,000 shares of Company Common Stock at a price per share equal to 100% of the fair market value of a share of Company Common Stock on the date the option is granted, with the options becoming exercisable as follows: on and after the first anniversary of the date of grant, 5,000 shares may be purchased; on and after the second anniversary of the date of grant, 5,000 additional shares (a total of 10,000 shares) may be purchased and on and after the third anniversary of the date of grant, 5,000 additional shares (a total of 15,000 shares) may be purchased; subject, however, to the limitation that no option granted under the 1991 Directors' Plan may be exercised more than ten years after the date of grant.

    Upon the termination of an option holder's term as a director, the option is exercisable only as to those shares as to which the option could be exercised on the date of termination. All rights under an option terminate to the extent unexercised ninety (90) days after the date a person ceases to be a director, if termination is for any reason other than death, and twelve (12) months after a director's date of death.

    Rights under an option also will terminate in the event of the liquidation or dissolution of the Company or in the event of a merger or consolidation in which the Company is not the surviving corporation. However, a holder will have the right, immediately prior to such termination, to exercise an option in whole or in part without regard to the foregoing installment exercise provisions.

    The 1991 Directors' Plan specifies that each person who was a Non-Employee Director on the date the Company's shareholders approved said Plan (i.e., May 15, 1991) would be granted an option as of the date of such approval. Each person who is thereafter elected or appointed to serve as a Non-Employee Director shall be entitled to receive an option as of the date such person is first elected or appointed.

    In accordance with the foregoing and pursuant to the 1991 Directors' Plan, the following current Non-Employee Directors have been granted options for 15,000 shares of Common Stock. Those held by Dennis R. Stephen were granted August 11, 1993, the date he was first appointed a director, and had an exercise price of $32.00 per share. All of the other Non-Employee Director options were granted May 15, 1991 and all had an exercise price of $21.50 per share:

           NAME
--------------------------
Lan C. Bentsen
John C. Gamble
Michael E. Herman
W. D. Grant
David W. Kemper
John H. Robinson, Jr.
Dennis R. Stephen

    All options granted to Non-Employee Directors have been exercised. The following exercises took place in 1996: Mr. Bentsen exercised 15,000 options at a time when the market price for Company Common Stock was $37.00 per share; Mr. W.D. Grant exercised 5,000 options at a time when the market price for Company Common Stock was $34.75; Mr. Herman exercised 15,000 options at a time when the market price for Company Common Stock was $38.50; Mr. Kemper exercised 5,000 options at a time when the market price for Company Common Stock was $35.00; Mr. Robinson exercised 15,000 options at a time when the market price for Company Common Stock was $37.00; and Mr. Stephen exercised 10,000 options and 5,000 options at times when the market price for Company Common Stock was $37.50 and $37.00, respectively.

    CONSULTING AGREEMENT. Mr. W. D. Grant serves as a consultant to the Company, for which he was paid an annual retainer of $50,000 in 1996. In addition, pursuant to his consulting agreement, the Company reimbursed Mr. Grant $5,000 for costs incurred by him in 1996 for financial planning, investment advisory and tax return preparation services.

CERTAIN TRANSACTIONS AND ARRANGEMENTS

    In June 1992, the Company entered into an agreement with, among others, the 1990 purchaser of BMA stock, pursuant to which the Company sold the remaining 5% of the stock and settled with the purchaser regarding a guaranty of BMA's mortgage loan portfolio which the Company had given in connection with the 1990 transaction. As a part of the consideration for the June 1992 agreement, the Company agreed to assume BMA's responsibility for future obligations to W. D. Grant under his supplemental retirement agreement. The annual amount owing to Mr. Grant under such agreement was approximately $130,000, payable to Mr. Grant until death, and thereafter at a reduced level to his spouse until her death. In January 1997, Mr. Grant and his wife agreed to allow the Company to prepay and discharge its future obligations under the supplemental retirement agreement. Pursuant thereto, the Company paid Mr. and Mrs. Grant $1,000,000 in satisfaction of all future obligations.

SECURITY OWNERSHIP OF MANAGEMENT

    The following table and notes thereto indicate the shares of Company Common Stock and of the common stock of the Company's majority-owned subsidiaries, LabONE, Inc. ("LabONE") and Response Oncology, Inc. ("ROIX"), known to the Company to be beneficially owned as of February 28, 1997, by each director (including the nominees for election as directors) of the Company, each of the executive officers named in the Summary Compensation Table beginning on page 10, and by all directors and executive officers of the Company as a group.

                                                                  SHARES OF COMMON
                         SHARES OF COMPANY                        STOCK OF LABONE     SHARES OF COMMON
                            COMMON STOCK                            BENEFICIALLY       STOCK OF ROIX
                            BENEFICIALLY        PERCENTAGE OF          OWNED            BENEFICIALLY
NAME                       OWNED (1)(11)          CLASS (12)        (1)(13)(14)      OWNED (1)(15)(16)
----------------------  --------------------   ----------------   ----------------   ------------------
Lan C. Bentsen........               7,890(2)         --                -0-                 -0-
Joseph T. Clark.......          -0-                   --                -0-                   231,640
John C. Gamble........             102,668(3)              1.6%         -0-                 -0-
W. D. Grant...........           1,087,414(4)             16.8%           37,075            -0-
W. T. Grant II........             146,880(5)              2.3%           29,231                9,400
Michael E. Herman.....               7,270(6)         --                -0-                 -0-
P. Anthony Jacobs.....              50,112(7)         --                  23,500               13,400
David W. Kemper.......               2,638(8)         --                -0-                 -0-
John H. Robinson,
 Jr...................               9,559            --                -0-                 -0-
James R. Seward.......              36,779(9)         --                  11,800               13,400
Dennis R. Stephen.....               2,662            --                -0-                 -0-
All directors,
 nominees and
 executive officers as
 a group (12
 persons).............           1,419,606(10)            21.9%          101,611              267,840

------------------------

 (1) A beneficial owner of a security includes a person who, directly or indirectly, has or shares voting or investment power with respect to such security. Voting power is the power to vote or direct the voting of the security and investment power is the power to dispose or direct the disposition of the security. Each person listed has stated that he, either alone or with his spouse, has sole voting power and sole investment power with respect to the shares shown as beneficially owned, except as otherwise indicated.

 (2) Includes 1,444 shares held by a family trust for the benefit of Mr. Bentsen's children, as to which he disclaims beneficial ownership. Mr. Bentsen is trustee with sole voting and investment powers.

 (3) Includes 40,413 shares owned by Mr. Gamble's wife and 10,057 shares held by his wife as custodian for her children, 45,000 shares held in a trust for which his wife serves as co-trustee with W. T. Grant II, and in that capacity shares voting and investment powers, and 12,291 shares held by his wife's son. Mr. Gamble disclaims beneficial ownership of the foregoing shares owned by his wife or over which she has trust powers.

 (4) Includes 237,960 shares held by a family trust for which W. D. Grant serves as a co-trustee, and in that capacity shares voting and investment powers with UMB Bank, Kansas City, N.A.; includes 5,400 shares held by a family foundation of which W. D. Grant shares voting and investment powers with UMB Bank, Kansas City, N.A.; also includes 26,850 shares owned by the wife of W.
    D. Grant, as to which he disclaims beneficial ownership.

 (5) Includes 31,259 shares held by W. T. Grant II as custodian for his children; includes 45,000 shares held in a family trust for which W. T. Grant II serves as a co-trustee with Laura Gamble (John C. Gamble's wife) and in that capacity shares voting and investment powers; also includes 11,870 shares owned by the wife of W. T. Grant II, as to which he disclaims beneficial ownership.

 (6) Includes 200 shares owned by the Herman Family Trading Company of which Mr. Herman is a general partner and approximately 73% owner.

 (7) Includes 1,000 shares owned by the wife of P. Anthony Jacobs as to which he disclaims beneficial ownership.

 (8) Includes 1,956 shares held in a family trust for which Mr. Kemper serves as a trustee, and in that capacity shares voting power and has sole investment power.

 (9) Includes 1,500 shares held in a family trust for which Mr. Seward serves as a co-trustee with his mother, and in that capacity shares voting and investment powers.

(10) Includes an aggregate of 6,848 shares held under the Seafield Capital Corporation 401(k) Plan and Trust (based upon the Plan statement as of December 31, 1996) which are held in a trust of which The Investors Services Trust Company is the trustee, but as to which the trustee is obligated to grant voting rights to the Plan Administrative Committee, comprising executive officers of the Company, if requested by said Committee.

(11) Includes as to each of the following individuals, the following numbers of shares held in their respective accounts under the Seafield Capital Corporation 401(k) Plan and Trust as of December 31, 1996 (based on a plan statement of that date), as to which shares the individual shares investment power but, except in the case of Mr. Seward who shares voting power as to all 6,848 shares held in the 401(k) Plan, does not have voting power: W. T. Grant II, 1,190 shares; P. Anthony Jacobs, 2,261 shares and James R. Seward, 665 shares (plus an additional 6,183 shares as to which he shares voting power as a member of the 401(k) Plan Administrative Committee).

(12) The percentages represent the total number of shares of Common Stock shown in the adjacent column divided by the number of issued and outstanding shares of Common Stock as of February 28, 1997 (6,489,103 shares). Percentages of less than one percent are omitted.

(13) Shares of LabONE stock shown as beneficially owned include shares issuable upon the exercise of stock options granted under the LabONE Long-Term Incentive Plan that were exercisable on February 28, 1997 or that become exercisable within 60 days thereafter, as follows: W. D. Grant, 22,000 shares; W. T. Grant II, 27,431 shares; P. Anthony Jacobs, 22,000 shares; James R. Seward, 8,800 shares; and all directors and executive officers as a group, 80,231 shares

(14) Percentages of shares beneficially owned are less than 1% for all directors and executive officers individually and as a group; the shares shown as beneficially owned do not include 10,712,200 shares of LabONE owned by the Company as to which each director of the Company has shared voting and investment power as a member of the Company's Board of Directors. Each Board member disclaims beneficial ownership of the LabONE shares owned by Seafield.

(15) Numbers of shares reflect a 1 for 5 reverse stock split, effective November 1995. Percentages of shares beneficially owned are less than 1% for all directors and executive officers, except that Joseph T. Clark beneficially owns 1.9% and all directors and executive officers as a group beneficially own 2.2% of the number of ROIX shares of common stock outstanding at February 28, 1997 (11,967,543), plus the number of shares of ROIX common stock issuable upon the exercise of stock options held by Mr. Clark or members of the group, as the case may be, which were exercisable on February 28, 1997 or that become exercisable within 60 days thereafter.

(16) Shares of ROIX common stock shown as beneficially owned include shares issuable upon the exercise of ROIX stock options that were exercisable on February 28, 1997 or that become exercisable within 60 days thereafter as follows: Joseph T. Clark, 226,840 shares, W. T. Grant II, 9,000 shares; P. Anthony Jacobs, 9,000 shares; James R. Seward, 9,000 shares; and all directors and executive officers as a group, 253,840 shares.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

    The Company believes that its officers and directors have timely reported all 1995 transactions in Company Common Stock required to be reported by Section 16(a) of the Securities Exchange Act of 1934.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The following table indicates the shares of Company Common Stock beneficially owned by the only persons (other than persons set forth in the preceding table) known to the Company or its management as beneficially owning more than five percent of the Company's Common Stock as of February 28, 1997.

                                                             AMOUNT AND NATURE                PERCENT OF
    NAME AND ADDRESS OF BENEFICIAL OWNER                  OF BENEFICIAL OWNERSHIP              CLASS (1)
---------------------------------------------  ---------------------------------------------  -----------
American Century Companies, Inc.               Total -- 426,300(2)                                  6.6%
4500 Main Street                                   sole voting power -- 426,300
P. O. Box 418210                                   shared voting power -- -0-
Kansas City, Missouri 64141-9210                   sole disposition power -- 426,300
                                                   shared disposition power -- -0-

------------------------

(1) The percentage represents the total numbers of shares of Common Stock shown in the adjacent column divided by the number of issued and outstanding shares of Common Stock as of February 28, 1997.

(2) As reported in a Schedule 13G filing as of December 31, 1996.

COMPENSATION OF EXECUTIVE OFFICERS

    The following table sets forth compensation received by the Company's Chief Executive Officer and the only other executive officers holding office at December 31, 1996 whose salary and bonus for 1996 aggregated $100,000 or more, for services rendered in all capacities to the Company and its subsidiaries for the last three years.

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG-TERM
                                                                                 COMPENSATION
                                                                                 -------------
                                                                                    AWARDS
                                                                                 -------------
                                                                                  SECURITIES
                                                       ANNUAL COMPENSATION (1)    UNDERLYING
                                                       ------------------------  OPTIONS/SARS        ALL OTHER
NAME AND PRINCIPAL POSITION                   YEAR     SALARY ($)   BONUS ($)(2)      (#)       COMPENSATION ($)(7)
------------------------------------------  ---------  -----------  -----------  -------------  -------------------
W. T. Grant II                                   1996  $   331,000      -0-             4,000(5)     $    25,227
  Chairman of the Board and Chief                1995      329,167      -0-               800(5)          24,931
  Executive Officer of the Company (3)           1994      320,000      -0-             3,200(5)          24,689

P. Anthony Jacobs                                1996      249,590      -0-             4,000(5)          44,110
  President and Chief Operating Officer of       1995      247,990      -0-               800(5)          42,220
  the Company                                    1994      238,825      -0-             3,200(5)          39,557

James R. Seward                                  1996      147,290      -0-             4,000(5)          20,810
  Executive Vice President and Chief             1995      146,346      -0-            22,800(6)          21,105
  Financial Officer of the Company               1994      140,938      -0-             3,200(5)          21,106

Joseph T. Clark,                                 1996      205,231      50,800         25,000(5)           1,358
  President and Chief Executive Officer of       1995      182,343     135,000         83,400(5)           1,102
  Response Oncology, Inc.(4)                     1994      155,000      -0-           -0-                   852

------------------------

(1) Compensation deferred at the election of an executive officer, pursuant to the Company's or its subsidiaries' 401(k) Plans, is included in the year earned.

(2) The Company has no cash bonus program. Response Oncology, Inc., which employed Mr. Clark during the years indicated continues to have a cash bonus program. Cash bonuses for services rendered have been listed in the year earned; in some cases they were actually paid in the following year. Bonuses were paid by the company with whom the individual is or was employed based upon said company's operating results and the performance of the individual.

(3) Since November 1995, Mr. Grant has also served as President, Chairman of the Board and Chief Executive officer of LabONE, Inc., an 82% owned subsidiary of the Company; however, Mr. Grant receives cash compensation only from the Company.

(4) Response Oncology, Inc. is 67% owned by the Company.

(5) Consists entirely of options to purchase shares of common stock of Response Oncology, Inc. Numbers have been adjusted to reflect a 1 for 5 reverse stock split effective November 1995.

(6) Consists of options to purchase 22,000 shares of common stock of LabONE, Inc. and options to purchase 800 shares of Response Oncology, Inc.

(7) Includes the following contributions paid or accrued to the named executive's accounts in the Company's, or one of its subsidiaries', as the case may be, 401(k) Plan ("401(k)") and Money Purchase Pension Plan ("MPP"), pursuant to a Supplemental Retirement Agreement ("SERP") with said executive and for term life insurance for said executive:

                                                                                                                        TERM LIFE
                                                                                                                          INS.
                                 401(K)                             MPP                             SERP                PREMIUMS
                     -------------------------------  -------------------------------  -------------------------------  ---------
EXECUTIVE              1996       1995       1994       1996       1995       1994       1996       1995       1994       1996
-------------------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
WTG................  $   4,750  $   4,620  $   4,620  $  15,476  $  15,562  $  15,596  $   2,914  $   2,673  $   2,453  $   2,087
PAJ................      4,750      4,620      4,620     15,476     15,562     15,596     22,309     20,473     17,836      1,575
JRS................      4,750      4,620      4,620     15,132     15,562     15,596     -0-        -0-        -0-           928
JTC................      1,250      1,000        750     -0-        -0-        -0-        -0-        -0-        -0-           108


EXECUTIVE              1995       1994
-------------------  ---------  ---------
WTG................  $   2,076  $   2,020
PAJ................      1,565      1,505
JRS................        923        890
JTC................        102        102

    The initials above are the initials for the following executive officers:
WTG -- W. Thomas Grant II; PAJ -- P. Anthony Jacobs; JRS -- James R. Seward; and JTC -- Joseph T. Clark.

                       OPTION GRANTS IN LAST FISCAL YEAR

    No Company options were granted in 1996 to any executive officer shown in the Summary Compensation Table. The following table sets forth information respecting options granted in 1996 by Response Oncology, Inc. ("ROIX"), a 67%-owned subsidiary of the Company, to ROIX's 1996 President and to Company corporate officers who are members of the Board of Directors of ROIX. All ROIX options granted to Company corporate officers are presently exercisable. Twenty percent of the options granted to ROIX's President vested upon the date of grant and the remainder vest in four equal installments on the first four anniversaries of the date of grant. All such options granted in 1996 are non-statutory options, receiving no special tax benefits, and have a term of ten years. All such options are entitled to the benefit of cashless exercise provisions of the option plans pursuant to which they were granted. None of the option grants in 1996 included tandem SARs, performance units or other instruments, or any reload or tax reimbursement features.

                                             INDIVIDUAL GRANTS
                           -----------------------------------------------------
                            NUMBER OF                                                POTENTIAL REALIZABLE VALUE AT
                           SECURITIES   PERCENT OF TOTAL   EXERCISE               ASSUMED ANNUAL RATES OF STOCK PRICE
                           UNDERLYING    OPTIONS GRANTED    OR BASE                 APPRECIATION FOR OPTION TERM(3)
                             OPTIONS     TO EMPLOYEES IN     PRICE    EXPIRATION  -----------------------------------
NAME                       GRANTED(#)    FISCAL YEAR(2)     ($/SH)       DATE       0%($)       5%($)       10%($)
-------------------------  -----------  -----------------  ---------  ----------  ---------  -----------  -----------
W. Thomas Grant II              1,000(1)          .13%     $   12.50    01/01/06     -0-     $     7,861  $    19,922
                                1,000(1)          .13%     $   12.50    04/01/06     -0-           7,861       19,922
                                1,000(1)          .13%     $   15.50    07/01/06     -0-           9,748       24,703
                                1,000(1)          .13%     $   14.00    10/01/06     -0-           8,805       22,312

P. Anthony Jacobs               1,000(1)          .13%     $   12.50    01/01/06     -0-     $     7,861  $    19,922
                                1,000(1)          .13%     $   12.50    04/01/06     -0-           7,861       19,922
                                1,000(1)          .13%     $   15.50    07/01/06     -0-           9,748       24,703
                                1,000(1)          .13%     $   14.00    10/01/06     -0-           8,805       22,312

James R. Seward                 1,000(1)          .13%     $   12.50    01/01/06     -0-     $     7,861  $    19,922
                                1,000(1)          .13%     $   12.50    04/01/06     -0-           7,861       19,922
                                1,000(1)          .13%     $   15.50    07/01/06     -0-           9,748       24,703
                                1,000(1)          .13%     $   14.00    10/01/06     -0-           8,805       22,312

Joseph T. Clark                25,000(1)          3.4%     $   12.50    04/19/06  $  37,500  $   257,613  $   595,310

------------------------

(1) Consists entirely of options to purchase shares of ROIX's common stock.

(2) Represents the percentages of options granted by ROIX in 1996.

(3) The dollar amounts under these columns are the result of calculations at the 0%, 5% and 10% rates set by SEC rules and are not intended to forecast possible future appreciation, if any, in ROIX's stock prices.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                           AND YEAR-END OPTION VALUES

    The following table provides information on option exercises in 1996 by the named executive officers and the values of such officers' unexercised options at December 31, 1996. Except as noted, the information pertains to options for Company Common Stock.

                                                              NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                             UNDERLYING UNEXERCISED       IN-THE- MONEY OPTIONS AT
                              SHARES                         OPTIONS AT YEAR-END (#)          YEAR- END ($)(3)
                            ACQUIRED ON        VALUE       ---------------------------   ---------------------------
          NAME             EXERCISE (#)     REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
------------------------  ---------------   ------------   -----------   -------------   -----------   -------------
W. T. Grant II                -0-              -0-             5,000        -0-           $   42,650       $-0-
                                                              27,431(1)     -0-              236,592(1)    -0-
                                                               8,000(2)     -0-                  213(2)    -0-
P. Anthony Jacobs               5,000         $36,875         -0-           -0-              -0-          -0-
                                                              22,000(1)     -0-              179,394(1)    -0-
                                                               8,000(2)     -0-                  213(2)    -0-
James R. Seward                 5,000         $26,400         -0-           -0-              -0-          -0-
                                                               4,400(1)      17,600(1)        19,250(1)     77,000(1)
                                                               8,000(2)     -0-                  213(2)    -0-
Joseph T. Clark               -0-              -0-           221,840(2)      53,360(2)       302,150(2)    -0-

------------------------

(1) Consists entirely of options to purchase shares of common stock of LabONE, Inc. ("LabONE") and the value (i.e. market value of underlying securities minus option exercise price) at December 31, 1996 of such options.

(2) Consists entirely of options to purchase shares of common stock of Response Oncology, Inc. ("ROIX") and the value (i.e. market value of underlying securities minus option exercise price) at December 31, 1996 of such options.

(3) The closing price on December 31, 1996 of Company Common Stock was $38.75; of LabONE common stock was $18.50; and of ROIX common stock was $9.50.

EMPLOYMENT AGREEMENTS; TERMINATION OF EMPLOYMENT; CHANGE-OF-CONTROL COMPENSATION
  ARRANGEMENTS; AND SEVERANCE PAYMENTS

    THE COMPANY -- CHANGE-OF-CONTROL. The Company has entered into certain Termination Compensation Agreements with Messrs. W. T. Grant II, P. Anthony Jacobs and James R. Seward. Under these Agreements, each such officer could receive, in the event his employment with the Company is terminated by the Company (for a reason other than death, normal retirement or permanent disability) or is terminated by him for good cause, within three years following a change-of-control of the Company, a lump sum payment up to three times the officer's average annual gross income for the five tax years preceding the year of termination.

    A "change-of-control" under the Termination Compensation Agreements generally is deemed to have occurred if, as the result of (i) a tender offer or other acquisition of securities of the Company any person, entity or group becomes the beneficial owner, directly or indirectly, of securities of the Company representing 25% or more of the voting power of outstanding Company securities, or (ii) a contested election of directors, either the persons who were directors of the Company immediately prior thereto, or new persons whose nomination was approved by two-thirds of the directors in office immediately prior thereto, cease to constitute a majority of the Board of Directors.

    Had a "change-of-control" taken place on December 31, 1996, the following executive officers identified in the Summary Compensation Table would have been entitled to receive, had their employment ceased on that date, lump sum payments in the following amounts under their Termination Compensation Agreements: W. T. Grant II -- $3,227,939; P. Anthony Jacobs -- $1,939,054; and James R. Seward -- $1,274,183.

    THE COMPANY -- SEVERANCE PAYMENTS. The Company has entered into a certain Severance Agreements with Messrs. W. T. Grant II, P. Anthony Jacobs and James R. Seward. Under the Severance Agreements, each such officer would receive a lump sum severance payment in an amount approximating 250% of his annual base salary if his employment with the Company is terminated as a result of or within one
(1) year following a "fundamental change" in the Company. A "fundamental change" would occur if, among other things, the Company were to liquidate, sell substantially all of its assets, merge with an affiliate wherein the Company is not the surviving company or engage in some other transaction the result of which is the termination of the Company's corporate existence or the cessation of its business, provided that any transaction which constitutes a "change-of-control" for purposes of the Termination Compensation Agreements, shall not constitute a "fundamental change" for purposes of the Severance Agreements.

    Had a transaction constituting a "fundamental change" in the Company occurred December 31, 1996, the following Executive Officers identified in the Summary Compensation Table would have been entitled to receive, had their employment terminated on that date, lump sum payments in the following amounts under their Severance Agreements: W. T. Grant II, $827,500; P. Anthony Jacobs, $623,975; and James R. Seward, $368,225.

    SUBSIDIARIES -- EMPLOYMENT AGREEMENTS; CHANGE-OF-CONTROL. Response Oncology, Inc. ("ROIX") has an employment agreement, effective July 1, 1995 (the "Employment Agreement") with Joseph T. Clark, its President and Chief Executive Officer, who is named in the Summary Compensation Table as a 1996 executive officer of the Company. The agreement is effective through 1998, subject to automatic extension of the term from year to year unless either party gives notice to the other of an intent not to extend. Mr. Clark's current base annual compensation is $215,000, subject to review each year. Mr. Clark participates in Response's bonus plan pursuant to which he could earn amounts up to 100% of his base salary upon achievement by Response of certain predetermined objectives. In the event his employment is terminated without cause, Mr. Clark is entitled to a severance payment equal to 300% of his then current base salary (subject to certain limitations prescribed in the Internal Revenue Code), if within one year prior thereto there shall have been a change of control of ROIX (as defined in the Employment Agreement); where no change of control has occurred, Mr. Clark is generally entitled to continue receiving his base salary for the remaining term of the Employment Agreement. In the Employment Agreement, Mr. Clark agreed to refrain from disclosing any information respecting ROIX. He also agreed to refrain from competing with ROIX during the term of his employment and, if he voluntarily terminates his employment (other than following a notice from Response of non-extension of the term) or is terminated by ROIX for cause, for one year thereafter.

    OTHER ARRANGEMENTS. In 1991 the Company's Board of Directors approved a Supplemental Retirement Agreement with Mr. Jacobs pursuant to which he will be entitled to either a lump sum payment or actuarially equivalent periodic payments upon or commencing, respectively, with his retirement at or after age 55 or his earlier death, disability or involuntary termination of employment. The amount of the lump sum payment is to be determined by assuming (i) the hypothetical deposit into a fund of $12,000 on January 1 of each year, commencing with 1991 and ending on the date of his retirement, death, disability or involuntary termination, and (ii) that amounts deposited earn interest at 9% per annum. The amount payable to Mr. Jacobs under the agreement, assuming his retirement at age 55 (his current age), would be $110,766.

           REPORT OF THE BOARD OF DIRECTORS -- COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

    Set forth below under the subheading "The Company -- Executive Compensation" is the report of the Nominating and Compensation Committee ("Committee") of the Company's Board of Directors on Executive Compensation. The only executive officers shown in the Summary Compensation Table, commencing on page 10, to which this report's discussion of compensation policies is applicable are the Company's Chief Executive Officer and Messrs. Jacobs and Seward; the other executive officer listed in the Summary Compensation Table is a corporate officer of a public company subsidiary of the Company and is not a corporate officer of the Company. The Nominating and Compensation Committee of the Company's Board of Directors does not have responsibility for and in fact does not establish compensation policy for officers of its publicly held subsidiaries; the Board of Directors of each such subsidiary has its own compensation committee, which establishes compensation policies for the executive officers of that subsidiary.

    Under the subheading below entitled "Subsidiaries -- Executive Compensation," there is a discussion of the compensation policies established by the Compensation Committee of Response Oncology, Inc.'s Board of Directors respecting Joseph T. Clark, its Chief Executive Officer during 1996 and one of the Company's 1996 executive officers named in the Summary Compensation Table.

    The discussion of compensation policies respecting corporate officers of Response Oncology, Inc. ("Response") is made over the names of the Company's entire Board of Directors. It constitutes a summary of the report of executive compensation submitted to the Company's Board of Directors by the Compensation Committee of Response. The Company's Board of Directors has taken no action with respect to this report, nor has it participated in the preparation thereof.

                     THE COMPANY -- EXECUTIVE COMPENSATION

    The Company's executive compensation program is administered by the Nominating and Compensation Committee of the Board of Directors. The Committee is composed of six Non-Employee Directors. Following review and approval by the Nominating and Compensation Committee, all issues pertaining to executive compensation are reported to the Board of Directors, and, except for awards under the Company's stock based compensation plans, are approved by the Board of Directors.

COMPENSATION POLICIES

    GENERAL. In early 1995, the Company announced its intention to consider a new corporate strategy, including the sale or distribution of certain asserts and a possible merger with its 82%-owned subsidiary, LabONE, Inc. Since then the Company's compensation program for executive officers has consisted only of base salary and certain severance arrangements.

    BASE SALARY COMPENSATION. The Committee's policy is to establish base salaries for each of the Company's executive officers at approximately the median of salaries for comparable positions at non-manufacturing general industrial and financial services companies. In 1996, executive officer salaries were based upon a 1990 survey of such comparable positions conducted by compensation consultants, adjusted in 1995 for market changes since 1990 as reported to the Company by such consultants. No base salary adjustment was made in 1996 and none is expected in 1997.

    No deliberate effort was made to include companies in the consultants' surveys which are a part of either of the comparative indices used in the Performance Graph (see page 19). The Company believes that it generally competes for executive talent with companies similarly sized, from a market capitalization and revenue standpoint, regardless of a company's industry or line of business. Base salary for executive officers is not directly related to Company performance.

    Following the Company's 1995 announcement of an intention to consider a new corporate strategy, the Committee approved severance arrangements for executive officers who are corporate officers of the Company. These severance arrangements were designed to complement the Company's then existing Termination Compensation Agreements with executive officers and will apply only if an officer's employment is terminated as a result of a "fundamental change" in the Company which does not constitute a "change-of-control" as described on page 13 above. Certain events which constitute a "fundamental change" and thus which could cause severance payments to be due to executive officers and the magnitude of those payments are discussed under "The Company -- Severance Payments" on page 14.

CEO COMPENSATION

    The compensation of the Company's CEO is determined in accordance with the policies outlined above for all executive officers; he receives a base salary targeted at the median of salaries paid for comparable positions at other non-manufacturing general industrial and financial services companies. He received a base salary increase effective March 1, 1995 to maintain a salary at that median. That rate of base salary continued through 1996 and is expected to continue in 1997. Measurements of Company performance are not a significant factor in establishing the CEO's base salary.

OTHER COMPENSATION PLANS

    During 1996 the Company had certain employee benefit plans in which the executive officers were permitted to participate on the same terms as all other employees who meet applicable eligibility criteria, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under the plans. These plans consisted of a 401(k) Savings Plan and a Money Purchase Pension Plan, both of which were defined contribution plans. Both of said plans were terminated at December 31, 1996.

    The Company has entered into supplemental retirement agreements ("SERP") with certain highly paid executive officers to provide tax deferred accruals of amounts proportionate to the benefits available to non-highly compensated participants in the Company's plans (as adjusted based upon compensation levels), but which exceed benefits permitted under the Company's plans due to certain tax law limitations. Amounts accrued for the benefit of the Company's CEO and other executive officers under SERPs are shown in footnote 7 to the Summary Compensation Table on page 11. The SERPs are unfunded; amounts payable represent unsecured liabilities of the Company subject to the claims of the Company's other creditors.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m)

    Section 162(m) of the Internal Revenue Code, which took effect January 1, 1994, generally disallows an income tax deduction to public companies for compensation over $1 million annually paid to the Company's Chief Executive Officer or to other executive officers named in the Summary Compensation Table. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Company believes that all of its previously outstanding stock options and restricted stock awards respecting Company Common Stock, as well as the stock option plans pursuant to which such options and awards have been granted, qualified for an exemption from the deduction limit. Based upon the current levels of non-performance based compensation for the Company's executive officers and the fact that no stock options or restricted stock awards are presently held by any of the Company's executive officers, the deduction limit is not expected to have a material impact on the Company in 1997. The Company does not intend to have any performance-based compensation in the future, but if it does it would expect to structure it in a manner that complies with Section 162(m) and the regulations thereunder.

               SUBMITTED BY NOMINATING AND COMPENSATION COMMITTEE

                           David W. Kemper, Chairman
                                 Lan C. Bentsen
                                 John C. Gamble
                               Michael E. Herman
                             John H. Robinson, Jr.
                               Dennis R. Stephen

                     SUBSIDIARIES -- EXECUTIVE COMPENSATION

RESPONSE ONCOLOGY, INC.

    During 1995, Mr. Clark was Chief Executive Officer of Response Oncology, Inc. ("Response"), which is 67% owned by the Company. Mr. Clark is not a corporate officer or employee of the Company. His compensation is determined pursuant to Response's executive compensation program which is administered by the Compensation Committee of Response's Board of Directors. While two Company directors serve on Response's Compensation Committee, the Committee's membership also includes three individuals who are not directors, officers or employees of the Company; it operates independently of the Company's Board of Directors. Policies respecting Response executive officer compensation as reported to the Company's Board of Directors by Response's Compensation Committee, are set forth below. Compensation decisions by Response's Compensation Committee are entirely unrelated to the Company's performance, but they are, to the extent described below, related to Response's performance.

    The guiding principle of the Response Compensation Committee is to establish a compensation program which aligns executive compensation with Response's objectives, business strategies and financial and operational performance. In connection with this principle, the Response Committee seeks to:

        (1) attract and retain qualified executives in the highly competitive health care industry who will play a significant role in the achievement of Response's goals,

        (2) create a performance oriented environment that rewards performance with respect to the financial and operational goals of Response and which takes into account industry-wide trends and performance levels, and

        (3) reward executives for strategic management and the long-term enhancement of Response's stockholder value.

    Compensation for Response's key executives, including Mr. Clark, consists of three elements: base salary and benefits, a performance-based annual cash bonus and stock-based compensation. While the Response Compensation Committee seeks to weigh each element separately, it is their collective value that is considered in ensuring that Response's executive officers are compensated in a manner that advances both the short-term and long-term interests of Response's stockholders.

    The base salary for each Response executive officer, including Mr. Clark, is set on the basis of the salary levels in effect for comparable positions in the industry, adjusted for the executive's experience and performance level and internal comparability considerations. Response monitors industry salary levels with the assistance of a compensation consultant. For 1996, base salaries of Response's executive officers, including Mr. Clark, were competitive with salaries for individuals in comparable positions, based on an industry survey commissioned by the Response Compensation Committee. Mr. Clark's base salary is approximately 90% of the median of the range of salaries for comparable positions as reflected in the 1996 industry survey data.

    The performance-based annual cash bonus for each Response executive officer, including Mr. Clark, is based upon pre-established financial goals as well as the achievement of strategic objectives and milestones. The primary financial goal set by the Response Compensation Committee has been achievement of target levels of Response's earnings before interest and taxes ("EBIT"). An aggregate incentive pool is determined by taking a percentage of EBIT and allocating it among all participants in the Response bonus program. In establishing a minimum level of EBIT, below which no bonuses are earned, the Response Compensation Committee considers Response's performance for the prior fiscal year and the amount of increase budgeted for the ensuing year. The percentage of EBIT credited to the bonus pool may be increased if Response's actual EBIT exceeds budgeted EBIT. Response executive officers may earn from 10% to 100% of base salary through the bonus program.

Achievement of Response strategic objectives and milestones may also be factors considered in determining the amount of a Response executive officer's performance-based annual cash bonus; such objectives and milestones may include the opening of new IMPACT Centers, development of infrastructure necessary to sustain Response's future growth, obtaining financing on favorable terms, or more recently with diversification into the physician practice management business, the number of physicians under management. For 1996, the Response Compensation Committee placed significant emphasis on the efforts of certain Response executive officers, including Mr. Clark, in repositioning Response from a strategic and financial point of view for transition from being a direct provider of specialized cancer care to management of physician practices covering a full range of cancer care.

    Pursuant to Response's various stock option and incentive plans, the Response Compensation Committee periodically awards stock options to, among others, Response's executive officers, including Mr. Clark. Pursuant to Response's 1996 Stock Incentive Plan, the Response Compensation Committee has the ability to award shares of restricted stock and stock appreciation rights (both separate and in tandem with stock options) in addition to stock options, which Response has granted under previously approved option plans. Such stock-based compensation provides an incentive for each Response executive officers to become a meaningful stockholder of Response and provides a mechanism for aligning the interests of Response's executive officers with those of its stockholders. The Response Compensation Committee believes that such stock option grants are the foundation of its overall compensation packages, because such grants recognize both productivity and profitability, while at the same time giving recipients a vested long-term interest in the success of Response through stock ownership.

                            ------------------------

    While the foregoing discussion of the compensation policies of Response is made over the names of the Directors of Seafield Capital Corporation, in compliance with SEC rules, it has not been prepared by the Company's Board of Directors; as indicated above, the discussion of Response compensation policies is a summary of a report submitted to the Company's Board of Directors by Response's Compensation Committee.

                                SUBMITTED BY THE
                          SEAFIELD CAPITAL CORPORATION
                               BOARD OF DIRECTORS

                            W. T. Grant II, Chairman

                                 Lan C. Bentsen

                                 John C. Gamble

                                  W. D. Grant

                               Michael E. Herman

                               P. Anthony Jacobs

                                David W. Kemper

                             John H. Robinson, Jr.

                                James R. Seward

                               Dennis R. Stephen

                               PERFORMANCE GRAPH

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG
             SEAFIELD CAPITAL CORPORATION, THE RUSSELL 2000 INDEX,
              THE NASDAQ COMPOSITE INDEX, A LABONE PEER GROUP AND
                      THE S&P HEALTH CARE COMPOSITE INDEX

The graph below assumes $100 was invested 12/31/91 and dividends were reinvested.

    NOTE: The stock price performance shown on the graph below is not necessarily indicative of future price performance.
EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                SEAFIELD CAPITAL
                   CORPORATION          RUSSELL 2000 INDEX(1)   NASDAQ COMPOSITE INDEX     LABONE PEER GROUP(2)
1991                              $100                   $100                       $100                    $100
1992                            127.65                 116.36                     115.45                   63.12
1993                            133.47                 136.14                     132.48                   51.00
1994                            133.02                 131.81                     128.24                   45.78
1995                            136.49                 166.36                     179.43                   34.38
1996                            160.81                 190.91                     220.18                   13.29


           S&P HEALTH CARE COMPOSITE INDEX(3)
1991                                      $100
1992                                     86.81
1993                                     76.65
1994                                     86.55
1995                                    129.04
1996                                    152.89

YEAR END DATA                                      1991       1992       1993       1994       1995       1996
-----------------------------------------------  ---------  ---------  ---------  ---------  ---------  ---------
Seafield Capital Corporation                     $     100  $  127.65  $  133.47  $  133.02  $  136.49  $  160.81
Russell 2000 Index (1)                                 100     116.36     136.14     131.81     166.36     190.91
NASDAQ Composite Index                                 100     115.45     132.48     128.24     179.43     220.18
LabONE Peer Group (2)                                  100      63.12      51.00      45.78      34.38      13.29
S&P Health Care Composite Index (3)                    100      86.81      76.65      86.55     129.04     152.89

------------------------

(1) The Russell 2000 Index is an index of companies the mean of whose market capitalizations approximates that of the Company. The Company believes that an index of companies with similar market capitalizations provides a good basis for comparing total shareholder returns. Because the Company is a holding company with subsidiaries operating in difficult industries, the Company believes that it cannot reasonably identify a peer group of companies for comparison. The LabONE Peer Group is believed to constitute some basis for comparison because of the importance of shareholder return on LabONE, Inc.'s stock to the total shareholder return on Company Common Stock. However, even a comparison of LabONE, Inc. to the LabONE Peer Group is suspect because the universe of publicly traded, reporting companies does not include any whose principal business is laboratory testing for the life insurance industry; all companies in the LabONE Peer Group are principally in the clinical testing business. The Company does not use a published industry or line-of-business index, although the S&P Health Care Composite Index (the industry index with which Response Oncology, Inc. compares itself) is believed to constitute some basis for comparison because of the importance of shareholder return on Response Oncology, Inc.'s stock to the total shareholder return on Company Common Stock.

(2) The LabONE Peer Group is a group of seven testing laboratories (Bio-Reference Labs, Laboratory Corp. of America, Oncormed, Pharmchem, Psychemedics, Unilab and Universal Standard Medical) selected by LabONE, Inc. for purposes of comparing its cumulative total shareholder return. LabONE is 82% owned by the Company and is one of the Company's two primary operating subsidiaries.

(3) The S&P Health Care Composite Index is the line-of-business index with which Response Oncology, Inc. compares itself. Response is 67% owned by the Company and is one of the Company's two primary operating subsidiaries.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Company's Nominating and Compensation Committee ("Compensation Committee") during 1996 comprised Lan C. Bentsen, John C. Gamble, Michael E. Herman, David W. Kemper, John H. Robinson, Jr. and Dennis R. Stephen. None of the persons who served as members of the Compensation Committee during 1996 (a) are employees or officers of the Company or any of its subsidiaries, (b) are former officers of the Company or any of its subsidiaries, or (c) had any relationship or transaction with the Company requiring disclosure under the SEC's rules, except as discussed below.

    The Company and certain of its subsidiaries conduct normal banking transactions in the usual course of business with, among others, Commerce Bank, N.A. (Kansas City) ("Commerce") and NationsBank, N.A. (Midwest) ("NationsBank"). Mr. Kemper is Chief Executive Officer and Mr. Robinson is a director of Commerce's holding company. Mr. Herman is a director of NationsBank. In the Company's opinion, charges for services rendered by these banking institutions are commensurate with the costs charged by other financial institutions for similar services. The Company and its subsidiaries may continue to use both of these banking institutions for certain services in 1997.

    Mr. W. T. Grant II, Chairman of the Board and Chief Executive Officer of the Company, serves as a director of Commerce Bancshares, Inc., a company whose chief executive officer, David W. Kemper, serves as Chairman of the Company's Nominating and Compensation Committee.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

    The firm of KPMG Peat Marwick LLP has been the independent auditors of the Company since 1959. The Board of Directors has again appointed KPMG Peat Marwick LLP to serve as the Company's independent auditors for the year ending December 31, 1997. While not required to do so, the Board of Directors is submitting the selection of the independent auditors for ratification in order to ascertain the views of the shareholders. If the selection is not ratified, the Board of Directors will reconsider its selection. Ratification of the selection requires the affirmative vote of the holders of a majority of the shares of Company Common Stock represented in person or by proxy at the Annual Meeting.

    THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION OF THIS APPOINTMENT.

    A representative of KPMG Peat Marwick LLP will be present at the Annual Meeting to make a statement if he desires to do so and to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

    Shareholder proposals intended for inclusion in the proxy materials of the Company for the 1998 Annual Meeting must be received by the Company at its executive offices on or before December 20, 1997, in order to be eligible for inclusion therein.

                                 OTHER BUSINESS

    As of the date of this Proxy Statement, the Board of Directors is not aware of any matters to be presented for action at the Annual Meeting other than those described herein. If any other matters should come before the meeting, it is the intention of each of the persons named on the enclosed form of proxy to vote all duly executed proxies in accordance with their best judgment on such matters.

                                          By Order of the Board of Directors

                                          Steven K. Fitzwater,
                                          SECRETARY

Kansas City, Missouri
April 21, 1997

                             SEAFIELD CAPITAL CORPORATION

                      PROXY SOLICITED BY THE BOARD OF DIRECTORS


    The undersigned hereby constitutes and appoints William D. Grant and W.T. Grant II, and each of them, jointly and severally, as proxies, with fully power of substitution and revocation, for and in the name and place of the undersigned, to vote all of the shares of $1.00 par value common stock of Seafield Capital Corporation, a Missouri corporation (the "Company"), which the undersigned is entitled to vote at the Annual Meeting of shareholders of the Company to be held at the Westin Crown Center Hotel - Shawnee Mission Room, One Pershing Road, Kansas City, Missouri, on Wednesday, May 14, 1997, at 10:00 a.m. local time, and at any adjournment or adjournments thereof, as fully and with the same effect as the undersigned might or could do if personally present, as indicated on the reverse side of this card.

                          (TO BE SIGNED ON REVERSE SIDE)    [SEE REVERSE SIDE]


    Please mark your
    votes as in this
    example

                    FOR           WITHHOLD                                                                   FOR   AGAINST  ABSTAIN
               all Nominees  as to all Nominees
                                                 Nominees: W.T. Grant II
1.  Election of                                            P. Anthony Jacobs        2.   Approval of Inde-
    Directors                                              David W. Kemper               pendent Auditors
                                                           Dennis R. Stephen
For, except vote withheld from the               each for a three (3) year term.    3.   In their discretion
following nominee(s)                                                                     upon all other
                                  (Cumulative Voting applies - See Proxy Statement)      matters

----------------------------------

                                                                                     The Board of Directors recommends a vote FOR
                                                                                    each of the nominees for election as directors
                                                                                    and FOR each of the proposals. If you sign and
                                                                                    return this proxy it will be voted in the manner
                                                                                    directed herein. IF YOU DO NOT DESIGNATE HOW
                                                                                    YOUR SHARES ARE TO BE VOTED THE PROXY WILL BE
                                                                                    VOTED FOR EACH NOMINEE AND EACH PROPOSAL.

                                                                                     IF YOU DO NOT MARK ANY BOXES IN ITEMS (1)
                                                                                    THROUGH (3), YOU WILL BE DEEMED TO HAVE GRANTED
                                                                                    AUTHORITY TO THE NAMED PROXIES TO VOTE FOR THE
                                                                                    ELECTION OF THE FOUR NOMINATED DIRECTORS, TO
                                                                                    VOTE FOR THE PROPOSAL IN ITEM 2 AND TO VOTE IN
                                                                                    THEIR DISCRETION ON ALL OTHER MATTERS WHICH MAY
                                                                                    PROPERLY COME BEFORE THE MEETING.

                                                                                    PLEASE MARK, SIGN, DATE AND RETURN THE PROXY
                                                                                    CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

SIGNATURE(S)                                                                        DATE
           ----------------------------------------------------------------------       -------------------------------------------
Note:    Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
